Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Vitran Corporation Inc.

We consent to the incorporation by reference of our reports dated February 19, 2013, on the consolidated financial statements of Vitran Corporation Inc. (the “Company”), which comprise the consolidated balance sheets as of December 31, 2012 and 2011, the consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedules, and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2012 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

June 6, 2013